SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2009
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     Waste Management, Inc. (the “Company”) issued a press release this morning, announcing its earnings for the quarter ended March 31, 2009, a copy of which is attached hereto as exhibit 99.1.
     The Company is holding a conference call, open to the public, to discuss these results, from 9:00 a.m. to 10:00 a.m. Central time this morning. The call will be webcast live, and may be heard by accessing the Company’s website at www.wm.com. The call may also be listened to by calling (877) 710-6139 and entering the access code 90934084.
     On the conference call, management of the Company is expected to discuss results of operations using certain non-GAAP financial measures that are included in the Company’s press release. The Company has provided information regarding its use of these non-GAAP measures and reconciliations of them to their most comparable GAAP measures in the press release that is attached to this Form 8-K as exhibit 99.1 and the schedules thereto.
     Management also is expected to discuss additional non-GAAP financial measures on the call, including diluted earnings per share as adjusted for the negative impact of the downturn in the recyclable commodities markets; operating expense as a percentage of revenue excluding the negative impacts of the recyclable commodities markets and fuel prices; and free cash flow.
     Management believes that a discussion of these non-GAAP measures provides investors with information to enable them to perform additional analyses of past, present and future operating performance and a supplemental means of evaluating the Company’s operations. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP.
     The reconciliation of earnings per diluted share to the adjusted earnings per diluted share we disclosed in the press release and as further adjusted for the negative effect of the recyclable commodities markets is shown below (dollars in millions, except per share amounts):

		(Unaudited)
	Quarter Ended		Quarter Ended
	March 31, 2009		March 31, 2008
Adjusted Net income attributable to WMI and Diluted Earnings Per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount
Net income attributable to WMI and Diluted EPS, as reported	$155	$0.31	$241	$0.48

Adjustments to Net income attributable to WMI and Diluted EPS:

Restructuring	23	0.05	—	—

SAP abandonment	30	0.06	—	—

Income tax audit settlements	—	—	(6)	(0.01)

		(Unaudited)
	Quarter Ended		Quarter Ended
	March 31, 2009		March 31, 2008
Adjusted Net income attributable to WMI and Diluted Earnings Per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount
Net income attributable to WMI and Diluted EPS, as adjusted	$208	$0.42	$235	$0.47

Further adjusted for Commodity impact:
Decline in price and demand for recyclable commodities as compared with Q1 2008	70	0.09	—	—

Net income attributable to WMI and Diluted EPS, as further adjusted	$278	$0.51	$235	$0.47

     The table below reconciles operating expenses as a percentage of revenues to operating expenses as a percentage of revenues excluding the effect of recyclable commodities and fuel prices (dollars in millions):

	(Unaudited)
	Quarters Ended March 31,
	2009	2008
Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$2,810	$3,266
Operating expenses	$1,725	$2,092
Operating Expenses as a percent of Revenues	61.4%	64.1%

Less period-over-period decreases in Commodity and Fuel:
Operating Revenues
Commodity	$(197)	$—
Fuel	$(46)	$—

Operating Expense
Commodity	$(127)	$—
Fuel	$(63)	$—

As adjusted:
Operating revenues	$3,053	$3,266
Operating expenses	$1,915	$2,092

As adjusted Operating Expenses as a percent of Revenues	62.7%	64.1%
     The Company discusses its free cash flow because it believes that investors are interested in management’s expectations about the cash it believes the Company will generate from non-financing activities that is available for uses such as acquisitions, share repurchases, scheduled debt reduction and the payment of dividends. The Company defines free cash flow as: (i) net cash provided by operating activities; (ii) less, capital expenditures; (iii) plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison. The tables below show the reconciliations of free cash flow to net cash generated by operating activities for the first quarter of 2009 the projection for the full-year 2009 (dollars in millions):

Three Months
Ended
March 31, 2009
(Unaudited)
Net cash provided by operating activities	$519
Capital expenditures	(325)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	5

Free cash flow	$199

	(Unaudited)
Full Year 2009 Free Cash Flow Reconciliation (a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,310	$2,510
Capital expenditures	(1,100)	(1,200)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	90	90

Projected 2009 Free cash flow	$1,300	$1,400

(a)	The reconciliation illustrates two scenarios that show our projected free cash flow range. The amounts used in the reconciliation are subject to many variables, some of which are not in our control and therefore are not necessarily indicative of what actual results will be.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
     Exhibit 99.1: Press Release dated April 29, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: April 29, 2009	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated April 29, 2009